Exhibit 21.1

Champps Entertainment, Inc.List
of Subsidiaries

•	Champps Operating Corporation

•	Champps of Maryland, Inc.

•	Champps Americana, Inc.

•	Champps Entertainment of Edison, Inc.

•	Champps Entertainment of Texas, Inc.

•	Americana Dining Corporation